UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  05/19/2005

The Providence Service Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-50364

Delaware	86-0845127
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

5524 East Fourth Street
Tucson AZ 85711
(Address of Principal Executive Offices, Including Zip Code)

(520) 747-6600
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

a. Stockholder approval of an amendment to the 2003 Stock Option Plan

On May 19, 2005, the stockholders approved an amendment to The Providence Service Corporation's (the "Company") 2003 Stock Option Plan (the "Plan") which increased the number of shares of Common Stock authorized for issuance under the Plan by 400,000 shares from 1,000,000 shares to 1,400,000 shares. Pursuant to the Plan, stock options may be granted that are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as well as stock options not intended to so qualify which are referred to as non-qualified stock options.

b. 2005 Annual Incentive Compensation Plan

On May 19, 2005, the Company's Board of Directors, upon the recommendation of the Compensation Committee, approved the 2005 Annual Incentive Compensation Plan (the "Compensation Plan") for certain of the Company's executive officers. Pursuant to the Compensation Plan each of Messrs. Michael N. Deitch (Chief Financial Officer), William Boyd Dover (President), Craig A. Norris (Chief Operating Officer), Fred D. Furman (General Counsel), Martin J. Favis (Chief Development Officer) and Ms. Mary J. Shea (Executive Vice President of Program Services) are eligible to receive a cash bonus based on the the Company exceeding its budgeted net income and earnings per share target amounts for the fiscal year 2005 (calculated after giving effect to any bonuses accrued under the Compensation Plan) as follows: (1) if net income and earnings per share exceed budgeted target amounts by 1% to 5%, the cash bonus payable to each executive officer will be 25% of the executive officer's 2005 base salary; and (2) if net income and earnings per share exceed budgeted target amounts by more than 5%, the cash bonus payable to each executive officer will be 50% of the executive officer's 2005 base salary.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

The Providence Service Corporation

Date: May 25, 2005.	By:	/s/ Michael N. Deitch
Michael N. Deitch
Chief Financial Officer